KPMG LLP
1660 International Drive
McLean, VA 22102

December 19, 2007

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for LCC International, Inc. and, under the date of December 11, 2007, we reported on the consolidated financial statements of LCC International, Inc. as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006. On May 2, 2007 we notified LCC International, Inc. that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of LCC International, Inc. consolidated financial statements as of and for the year ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, and the issuance of our reports thereon. On December 12, 2007, we issued such reports and the auditor-client relationship ceased. We have read LCC International, Inc.’s statements included under Item 4.01 of its Form 8-K/A dated December 18, 2006, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

CC: Lou Salamone, LCC, International, Inc.

Peter Deliso, LCC International, Inc.

Dean Douglas, LCC, International, Inc.